Exhibit 24.2

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, each person whose signature appears below constitutes and appoints Thomas F. Lesinski and Sarah Kinnick Hilty, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for him or her and in his or her name in the capacity indicated below, one or more registration statements on Form S-3 for National CineMedia, Inc., and any and all amendments (including post-effective amendments) thereto with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and unto each of them, full power and authority to do and to perform each and every act and thing necessary or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself or she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitue, may lawfully do or cause to be done by virtue hereof.

Signature                    Title                    Date

/s/ Juliana F. Hill      Director                 April 13, 2021
Juliana F. Hill

/s/ Mark Zoradi          Director                 April 15, 2021
Mark Zoradi